Exhibit 5.1

June 15, 2017

Adesto Technologies Corporation

3600 Peterson Way

Santa Clara, CA 95054

Ladies and Gentlemen:

As counsel to Adesto Technologies Corporation, a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-3 (File No. 333-217164) filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 5, 2017 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on May 4, 2017, including the prospectus dated May 4, 2017 included therein (the “Base Prospectus”), and as supplemented by the preliminary prospectus supplement dated June 14, 2017 and the final prospectus supplement dated June 15, 2017, both of which were filed with the Commission pursuant to Rule 424(b) under the Securities Act, in connection with the offering by the Company of up to 5,000,000 shares of the Company’s Common Stock, $0.0001 par value per share (the “Shares”), to be issued pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of even date herewith, by and among the Company and Needham & Company, LLC, as representative of the several underwriters named in Schedule I thereto. We refer to such preliminary and final prospectus supplements collectively, as the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus.” The offering of the Shares by the Company pursuant to the Registration Statement, the Prospectus and the Underwriting Agreement is referred to herein as the “Offering.” At your request we are providing this letter to express our opinion on the matters set forth below in this letter (“our opinion”).

In connection with our opinion expressed below we have examined originals or copies of the Underwriting Agreement, the Company’s certificate of incorporation and bylaws, certain corporate proceedings of the Company’s board of directors (the “Board”) or a committee or committees of the Board and the Company’s stockholders relating to the Registration Statement, Company’s current certificate of incorporation and bylaws, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or governmental officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the absence of any undisclosed termination, waiver or amendment to any document reviewed by us. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Delaware Secretary of State dated

June 15, 2017

June 15, 2017 and representations made to us by the Company, including representations that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing Delaware General Corporation Law.

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares, any change in actions of the Board or the Company’s stockholders, or any amendments to the Company’s current certificate of incorporation and bylaws, and (ii) at the time of the offer, issuance and sale of any Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, and that the Registration Statement will not have been modified or rescinded. We also have assumed that the issuance and delivery of the Shares subsequent to the date hereof and the compliance by the Company with the terms of such Shares will not result in a violation of the Company’s current certificate of incorporation or any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body then having jurisdiction over the Company.

Based upon, and subject to, the foregoing, it is our opinion that when the 5,000,000 Shares of Common Stock that may be issued and sold by the Company pursuant to the Underwriting Agreement have been issued and sold by the Company against the Company’s receipt of payment therefor and delivered in accordance with the provisions of the Underwriting Agreement, and in the manner and for the consideration stated in the Registration Statement and the Prospectus, such Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Report on Form 8-K to be filed by the Company with the Commission in connection with the offering of the Shares and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks, only as of the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

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Very truly yours,

/s/ Fenwick & West LLP